Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES Q1 2009 EPS OF

$0.56, A 41% INCREASE OVER Q1 2008

Highlights of the First Quarter Include:

•                  Net revenue was $613.0 million, an increase of 8.3% compared to the first quarter of 2008;

•                  Adjusted EBITDA was $65.5 million, an increase of 20.5% compared to the first quarter of 2008;

•                  Diluted EPS was $0.56, an increase of 41.4% compared to first quarter of 2008; and

•                  Free Cash Flow was $47.4 million in the quarter compared to ($2.5) million for the same quarter last year.  DSO decreased by 4 days during the quarter.

Greenwood Village, Colorado (May 5, 2009) – Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the first quarter ended March 31, 2009.

William A. Sanger, Chairman and Chief Executive Officer, said, “EMSC performed well in the midst of difficult economic times. Our revenue and earnings growth was driven by the addition of new contracts, including those under our national agreements, and improved resource utilization. We are encouraged by the continued demand for our services and believe we are well positioned to capitalize on these opportunities.”

Results of Operations for the First Quarter 2009

For the quarter ended March 31, 2009, EMSC generated net revenue of $613.0 million, an increase of 8.3% compared to the same quarter last year. Adjusted EBITDA was $65.5 million, an increase of 20.5% compared to the quarter ended March 31, 2008.  A reconciliation of non-GAAP to GAAP financial measures is included in this news release.

EMSC generated net income of $24.1 million, or $0.56 per diluted share, for the first quarter of 2009, compared to net income of $17.0 million, or $0.40 per diluted share, in the first quarter of last year, an increase of 41.4%.  The increase in earnings is attributable primarily to the net impact of increased volume from net new contracts and

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acquisitions, higher rates on existing contracts, lower fuel costs, and improvement in compensation and benefits expenses as a percentage of net revenue.

Free cash flow was $47.4 million in the first quarter of 2009 compared to ($2.5) million in the same quarter last year.  Cash provided by operating activities was $41.9 million in the first quarter of 2009, compared to cash used in operating activities of $2.8 million for the same quarter last year.  Accounts payable and accrued liabilities decreased $8.5 million in the first quarter of 2009 compared to a $13.4 million decrease in the same period last year. Accounts receivable increased $2.6 million during the first quarter of 2009 compared to $26.3 million in the first quarter of 2008.  EMSC’s Days Sales Outstanding (DSO) decreased 4 days in the first quarter of 2009.

Net cash provided by investing activities was $5.5 million for the quarter ended March 31, 2009, compared to cash used in investing activities of $13.0 million for the same period in 2008.  The quarter was positively impacted by a decrease in insurance collateral of $13.3 million, offset by the purchase of fixed assets of $7.2 million. The first quarter of 2008 included acquisition funding of $13.3 million.

For the quarter ended March 31, 2009, net cash provided by financing activities was $0.6 million compared to $3.0 million for the same quarter last year. At March 31, 2009, there were no amounts outstanding under our revolving credit facility.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced hospital-based physician services segment.

AMR

For the quarter ended March 31, 2009, AMR generated net revenue of $336.4 million, an increase of 3.1% compared to the same quarter last year. The increase in net revenue was from an improvement in revenue per transport, growth in managed transportation and other businesses, offset by lower transports primarily as a result of a mild flu season during the quarter. Adjusted EBITDA was $33.9 million, an increase of 19.3% compared to the same quarter last year.  The increase in Adjusted EBITDA is attributable primarily to the net impact of revenue growth, improved management of compensation expense and lower fuel costs.

EmCare

For the quarter ended March 31, 2009, EmCare generated net revenue of $276.6 million, an increase of 15.5% compared to the same quarter last year.  The increase in revenue is attributable primarily to the addition of 86 net new contracts since December 31, 2007 (of which 45 were a part of our acquisition of Clinical Partners in August 2008 with related management fee revenue of $2.0 million during the quarter) and revenue increases at existing contracts. Adjusted EBITDA was $31.7 million for the quarter compared to $26.0 million last year, an increase of 21.7%.  The increase in Adjusted EBITDA is driven primarily by revenue increases and by a reduction of compensation and benefits expenses as a percentage of net revenue.

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Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, May 5, 2009, at 11:00 a.m. EDT, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced hospital-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced emergency department and hospital-based physician services. In 2008, EMSC provided services to 11.4 million patients in nearly 2,100 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

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Non-GAAP Financial Measures Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings (loss) of unconsolidated subsidiary, income tax expense, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. It also includes presentations of free cash flow, which is defined as cash flow from operations adjusted for cash used in or provided by non-acquisition related investment activities.  Adjusted EBITDA and free cash flow are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA and free cash flow are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA and free cash flow should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA and free cash flow are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

Including a Reconciliation of Income from Operations to Adjusted EBITDA(1)

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended March 31,
	2009	2008

Net revenue	$613,022	$565,786
Compensation and benefits	426,534	394,351
Operating expenses	84,672	83,223
Insurance expense	22,504	20,963
Selling, general and administrative expenses	15,036	14,592
Depreciation and amortization expense	16,768	17,717
Income from operations	47,508	34,940
Interest income from restricted assets	1,266	1,755
Interest expense	(10,190)	(9,916)
Realized gain on investments	639	672
Interest and other income	517	302
Income before income taxes and equity in earnings of unconsolidated subsidiary	39,740	27,753
Income tax expense	(15,726)	(10,684)
Equity in earnings (loss) of unconsolidated subsidiary	57	(50)
Net income	$24,071	$17,019

Basic earnings per common share	$0.57	$0.41
Diluted earnings per common share	$0.56	$0.40
Weighted average common shares outstanding, basic	41,924,218	41,570,412
Weighted average common shares outstanding, diluted	43,094,597	43,083,642

Other Information
EmCare patient encounters	2,182,132	1,965,514
EmCare weighted patient encounters (2)	1,941,186	1,787,885
AMR ambulance transports	726,608	751,640
AMR weighted transports	734,630	763,514

Reconciliation of income from operations to Adjusted EBITDA
Income from operations	$47,508	$34,940
Depreciation and amortization expense	16,768	17,717
Interest income from restricted assets	1,266	1,755
Adjusted EBITDA	$65,542	$54,412

(1) These statements provide a reconciliation of income from operations to Adjusted EBITDA; and a reconciliation of income from operations to net income.

(2) EmCare weighted encounters include a weighting of Radiology reads due to the differences in reimbursement for these services.

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Cash Flows Provided by (Used in) Operating Activities

(unaudited; in thousands)

	Quarter ended March 31,
	2009	2008

Adjusted EBITDA	$65,542	$54,412
Interest paid	(9,877)	(9,337)
Change in accounts receivable	(2,625)	(26,308)
Change in other operating assets/liabilities	(12,483)	(22,740)
Equity based compensation	650	562
Other	735	633
Net cash provided by (used in) operating activities	$41,942	$(2,778)

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Income from Operations to Adjusted EBITDA

(unaudited; in thousands)

	Quarter ended March 31,
	2009	2008
AMR
Income from operations	$20,627	$13,330
Depreciation and amortization expense	12,706	14,386
Interest income from restricted assets	555	682
Adjusted EBITDA	33,888	28,398

EmCare
Income from operations	26,881	21,610
Depreciation and amortization expense	4,062	3,331
Interest income from restricted assets	711	1,073
Adjusted EBITDA	31,654	26,014

Total
Income from operations	47,508	34,940
Depreciation and amortization expense	16,768	17,717
Interest income from restricted assets	1,266	1,755
Adjusted EBITDA	$65,542	$54,412

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$194,148	$146,173
Trade and other accounts receivable, net	475,126	472,501
Other current assets	193,962	196,500
Total current assets	863,236	815,174
Non-current assets:
Property, plant and equipment, net	119,641	124,869
Goodwill and other intangible assets, net	417,803	422,154
Other long-term assets	159,875	179,022
Total assets	$1,560,555	$1,541,219

Liabilities and Equity
Current liabilities	$310,405	$320,141
Long-term debt	452,803	453,600
Insurance reserves and other long-term liabilities	231,121	228,439
Total liabilities	994,329	1,002,180
Total equity	566,226	539,039
Total liabilities and equity	$1,560,555	$1,541,219

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended March 31,
	2009	2008
Cash Flows from Operating Activities
Net income	$24,071	$17,019
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, deferred taxes and other	32,979	29,251
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(2,625)	(26,308)
Insurance accruals	3,877	(3,399)
Other assets and liabilities	(16,360)	(19,341)
Net cash provided by (used in) operating activities	41,942	(2,778)

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(7,186)	(2,464)
Acquisition of businesses, net of cash received	—	(13,278)
Net change in insurance collateral	13,310	2,125
Other investing activities	(670)	653
Net cash provided by (used in) investing activities	5,454	(12,964)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	898	12
Borrowings under revolving credit facility	—	14,000
Repayments of capital lease obligations and other debt	(1,159)	(15,151)
Increase in bank overdrafts	840	4,122
Net cash provided by financing activities	579	2,983

Change in cash and cash equivalents	47,975	(12,759)
Cash and cash equivalents, beginning of period	146,173	28,914
Cash and cash equivalents, end of period	$194,148	$16,155

Free cash flow	$47,396	$(2,464)

Reconciliation of free cash flow to net cash provided by (used in) operating activities
Free cash flow	$47,396	$(2,464)
Purchase of property, plant and equipment, net	7,186	2,464
Net change in insurance collateral	(13,310)	(2,125)
Other investing activities	670	(653)
Net cash provided by (used in) operating activities	$41,942	$(2,778)

END